Exhibit 99.1
For Release on May 1st, 2008
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS
MAINTAINS FISCAL 2008 GUIDANCE
ANNOUNCES STOCK REPURCHASE PROGRAM
New York, NY — May 1, 2008 — Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs”, “Boston Sports Clubs”, “Washington Sports Clubs” and “Philadelphia Sports Clubs”, announced its results for the first quarter ended March 31, 2008.
1st Quarter Highlights:
•	Revenues increased 9.5% to $126.3 million.

•	Comparable club revenue increased 4.5%.

•	Earnings per diluted share were $0.18 for Q1 2008 and loss per basic share was $0.15 for Q1 2007. Excluding the effect of the loss on extinguishment of debt of $0.29 per share for Q1 2007, net of taxes, earnings were $0.14 per diluted share.

•	EBITDA increased 13.6% to $27.2 million.

•	Personal training revenues grew 15.9%, to $16.1 million.

•	Membership attrition averaged 3.1% per month for Q1 2008.
Alex Alimanestianu, Chief Executive Officer of TSI, commented: “We are very pleased with our first quarter performance as the key metrics that drive our business continue to be positive. We are particularly pleased with our comparable club revenue growth, attrition rate, and new club performance. Our portfolio of new clubs continues to demonstrate strong performance and we expect these clubs to achieve internal rates of return of 20%. Looking ahead, we are reaffirming the outlook for 2008, as we believe that our core customer base in major northeastern metropolitan areas will remain committed to their health and fitness goals despite any additional economic strains that may arise. We are also confident that our club clustering strategy will continue to drive growth and profitability. Finally, we remain focused on our commitment to enhance club-level execution and service, and are excited to have Marty Annese join the team as Chief Operating Officer and leader of our member service initiatives. We believe that Marty will use his operational experience from Starbucks to institute initiatives that will meaningfully enhance the member experience at our clubs.”

Quarter ended March 31, 2008 Financial Highlights:
Revenue (in $’000s) was comprised of the following:

	Quarter Ended March 31,
	2008		2007
	Revenue	% Revenue	Revenue	% Revenue	% Growth
Membership dues	$99,183	78.5%	$90,984	78.9%	9.0%
Initiation fees	3,402	2.7%	2,883	2.5%	18.0%

Membership revenue	102,585	81.2%	93,867	81.4%	9.3%

Personal training revenue	16,141	12.8%	13,921	12.0%	15.9%
Other ancillary club revenue	6,182	4.9%	6,552	5.7%	(5.6%)

Ancillary club revenue	22,323	17.7%	20,473	17.7%	9.0%
Fees and other revenue	1,412	1.1%	1,037	0.9%	36.2%

Total revenue	$126,320	100.0%	$115,377	100.0%	9.5%

Total revenue for Q1 2008 increased 9.5% to $126.3 million from $115.4 million for Q1 2007. This increase was driven by growth in membership and personal training revenue. Comparable club revenue increased 4.5% during the three months ended March 31, 2008. Of this 4.5% increase, 1.7% was due to an increase in membership, 1.5% was due to an increase in price and 1.3% was due to an increase in ancillary club revenue and fees and other revenue.
Total operating expenses increased 9.0% to $112.2 million for Q1 2008 compared to $103.0 million for Q1 2007. Operating margin improved to 11.1% for Q1 2008 from 10.8% in Q1 2007, as the Company reaped the benefits of its operating leverage.
•	Payroll and related expenses increased 8.2%, or $3.7 million, to $48.4 million for Q1 2008 compared to $44.8 million for Q1 2007.

•	Club operating expenses increased 8.9%, or $3.5 million, to $42.8 million for Q1 2008 compared to $39.4 million for Q1 2007. This increase was primarily attributable to a 7.9% increase in the total months of club operation from 442 in Q1 2007 to 477 in Q1 2008.

•	General and administrative expenses increased $548,000, or 7.1%, to $8.3 million for Q1 2008 from $7.8 million for Q1 2007.

•	Depreciation and amortization expenses increased $1.6 million, or 14.0%, to $12.6 million for Q1 2008 from $11.1 million for Q1 2007, principally due to new and expanded clubs.
Net income for Q1 2008 was $4.8 million compared to a net loss of $3.8 million for Q1 2007. This $8.6 million increase in net income is primarily due to the loss on extinguishment of debt of $7.4 million, net of taxes in Q1 2007. The remaining increase is $1.2 million or 34.2%.
EBITDA for Q1 2008 increased 13.6% to $27.2 million from $23.9 million for Q1 2007. EBITDA as a percentage of total revenue (“EBITDA margin) was 21.5% for Q1 2008, compared to 20.7 % for Q1 2007, reflecting improving operating leverage. Please refer to the reconciliation of net income to EBITDA at the end of this release.
Cash flow from operating activities for the quarter ended March 31, 2008 increased $18.9 million to $37.8 million from $18.9 million for the quarter ended March 31, 2007. Contributing to the cash flow increase was the increase in earnings before interest, taxes and depreciation and amortization of $3.3 million. In addition, the net changes in certain operating assets and liabilities increased $18.2 million primarily due to decreases in pre-payments made to landlords, the timing of other certain vendor payments and decreases in our cash paid for interest and cash paid for taxes of $2.7 million and $2.2 million, respectively.

Stock Repurchase:
On April 29, 2008, the Board of Directors approved a plan to repurchase up to an aggregate of $25.0 million of the Company’s common stock.
The repurchases will be made from time to time on the open market at prevailing market prices, through privately negotiated transactions as conditions permit, or pursuant to a 10b5-1 plan adopted by the Company which permits the Company to repurchase its shares during periods in which the company may be in possession of material non-public information. The repurchase program is expected to continue through December 31, 2009. The stock repurchase program may be modified, extended or terminated by the Board of Directors at any time.
2008 Business Outlook:
Based upon the current business environment and current trends in the market, the Company is reaffirming its previous guidance, and expects the following results for 2008:
•	Total revenue for 2008 will be in the range of $510.0 million to $520.0 million, representing 8% to 10% growth over 2007.

•	Net income will be between $21.3 million and $22.3 million compared to net income of $13.6 million or $20.5 million in 2007 before the net effect of the loss on extinguishment of $7.4 million and favorable tax adjustments of $538,000..

•	Earnings per share on a fully diluted basis will be between $0.80 and $0.84 for 2008 compared to earnings per share on a fully diluted basis of $0.51 per share in 2007, or $0.77 per share before the net effect of the loss on extinguishment of debt of $0.28 per share and favorable tax adjustments of $0.02 per share.
2008 Investing Activities Outlook:
For the year ending December 31, 2008, the Company estimates it will invest a total of $90.0 million in capital expenditures, down from previous guidance of $95.0 million. This amount includes $19.0 million to continue to upgrade existing clubs, $9.0 million to support and enhance our management information systems and $6.0 million for the construction of a new regional laundry facility in our New York Sports Clubs market. The remainder of our 2008 capital expenditures will be committed to building or expanding clubs. The Company’s plan is to open 11 new clubs and close four clubs in 2008.
Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements under the caption “2008 Business Outlook” and “2008 Investing Activities” and other statements regarding future financial results and performance and potential sales revenue are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements under the captions “2008 Business Outlook” and “2008 Investing Activities Outlook,” other statements regarding future financial results and performance and potential sales revenue, other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including the level of market demand for the Company’s services, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the application of federal and state tax laws and regulations, and other specific factors discussed herein and in other releases and public filings made by the Company (including Forms 10-K and 10-Q filed with the Securities and Exchange Commission); accordingly, actual results could differ materially from any such forward-looking statement. The forward-looking statements speak only as of the date hereof and the Company does not intend to update this information, except as required by law, to reflect developments or information obtained after the date hereof, and the Company disclaims any legal obligation to the contrary.

About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 162 fitness clubs as of March 31, 2008, comprising 112 New York Sports Clubs, 22 Boston Sports Clubs, 18 Washington Sports Clubs (two of which are partly-owned), seven Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 512,000 members, excluding pre-sold, short-term and seasonal memberships. For more information on TSI visit http://www.mysportsclubs.com.
The Company will hold a conference call on Thursday, May 1, 2008 at 5:00 PM (Eastern) to discuss the first quarter 2008 results. Alex Alimanestianu, Chief Executive Officer, and Dan Gallagher, Chief Financial Officer— Finance, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Website at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Website beginning May 2, 2008.
Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(212) 246-6700 extension 1650
Investor.relations@town-sports.com
or
Integrated Corporate Relations, Joseph Teklits
(203) 682-8258
joseph.teklits@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2008 and December 31, 2007
(All figures in $’000s)
(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$12,100	$5,463
Accounts receivable, net	9,977	8,815
Inventory	164	230
Prepaid expenses and other current assets	5,565	11,334

Total current assets	27,806	25,842
Fixed assets, net	338,741	337,152
Goodwill	50,315	50,165
Intangible assets, net	854	477
Deferred tax assets, net	46,145	44,345
Deferred membership costs	18,014	17,974
Other assets	12,938	12,808

Total assets	$494,813	$488,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,902	$10,898
Accounts payable	7,959	10,891
Accrued expenses	31,695	34,186
Accrued interest	519	738
Corporate income taxes payable	4,142	811
Deferred revenue	47,173	41,798

Total current liabilities	93,390	99,322
Long-term debt and capital lease obligations	307,971	305,124
Deferred lease liabilities	63,429	61,221
Deferred revenue	6,794	7,300
Other liabilities	16,388	15,613

Total liabilities	487,972	488,580
Stockholders’ equity:
Common stock	26	26
Paid-in capital	(15,832)	(16,977)
Accumulated other comprehensive income (currency translation adjustment)	1,516	814
Retained earnings	21,131	16,320

Total stockholders’ equity	6,841	183

Total liabilities and stockholders’ equity	$494,813	$488,763

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
For the Quarters Ended March 31, 2008 and 2007
(All figures in $’000s except share and per share data)
(Unaudited)

	Quarters Ended March 31,
	2008	2007
Revenues:
Club operations	$124,907	$114,340
Fees and other	1,413	1,037

	126,320	115,377

Operating Expenses:
Payroll and related	48,404	44,751
Club operating	42,880	39,364
General and administrative	8,306	7,758
Depreciation and amortization	12,649	11,091

	112,239	102,964

Operating income	14,081	12,413
Loss on extinguishment of debt	—	12,521
Interest expense	6,514	7,016
Interest income	(140)	(259)
Equity in the earnings of investees and rental income	(447)	(422)

Income before provision (benefit) for corporate income taxes	8,154	(6,443)
Provision (benefit) for corporate income taxes	3,343	(2,642)

Net income (loss)	$4,811	$(3,801)

Earnings (loss) per share:
Basic	$0.18	$(0.15)
Diluted	$0.18	$(0.15)
Weighted average number of shares used in calculating earnings (loss) per share:
Basic	26,305,828	25,997,253
Diluted	26,386,554	25,997,253

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the quarters ended March 31, 2008 and 2007
(All figures in $’000s)
(Unaudited)

	Three Months
	Ended March 31,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$4,811	$(3,801)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,649	11,091
Non-cash interest expense on Senior Discount Notes	3,361	2,962
Loss on extinguishment of debt	—	12,521
Amortization of debt issuance costs	196	269
Noncash rental expense, net of noncash rental income	347	508
Compensation expense incurred in connection with stock options	221	169
Net changes in certain operating assets and liabilities	15,753	(2,411)
Increase in deferred tax asset	(1,800)	(2,874)
Landlord contributions to tenant improvements	1,804	1,131
Change in reserve for self-insured liability claims	542	140
Increase in deferred membership costs	(40)	(835)
Other	(60)	11

Total adjustments	32,973	22,682

Net cash provided by operating activities	37,784	18,881

Cash flows from investing activities:
Capital expenditures	(22,524)	(19,311)

Net cash used in investing activities	(22,524)	(19,311)

Cash flows from financing activities:
Proceeds from New Credit Facility	—	185,000
Costs related to issuance of New Credit Facility	—	(2,631)
Repayment of Senior Notes	—	(169,999)
Premium paid on extinguishment of debt and related costs	—	(9,309)
Repayment of long term borrowings	(510)	(79)
Repayment of borrowings on Revolving Loan Facility	(9,000)	—
Change in book overdraft	(583)	(1,230)
Proceeds from exercise of stock options	824	620
Excess tax benefit from stock option exercises	102	515

Net cash provided by (used in) financing activities	(9,167)	2,887

Effect of exchange rate changes on cash	544	10

Net increase in cash and cash equivalents	6,637	2,467
Cash and cash equivalents at beginning of period	5,463	6,810

Cash and cash equivalents at end of period	$12,100	$9,277

Summary of change in certain operating assets and liabilities:
Increase in accounts receivable	$(1,106)	$(2,247)
Decrease in inventory	71	20
Decrease in prepaid expenses and other current assets	5,757	933
Increase (decrease) in accounts payable, accrued expenses and accrued interest	2,849	(2,510)
Increase (decrease) in corporate income taxes payable	3,331	(4,197)
Increase in deferred revenue	4,851	5,590

Net changes in certain operating assets and liabilities	$15,753	$(2,411)

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income to EBITDA
For the Quarters Ended March 31, 2008 and 2007
(All figures in $’000s)
(Unaudited)

	Quarters Ended
	March 31,
	2008	2007	% Incr.
Net income (loss)	$4,811	$(3,801)
Provision (benefit) for corporate income taxes	3,343	(2,642)
Loss on extinguishment of debt	—	12,521
Interest expense, net of interest income	6,374	6,757
Depreciation and amortization	12,649	11,091

EBITDA	$27,177	$23,926	13.6%

EBITDA margin	21.5%	20.7%
Non-GAAP Financial Measures:
EBITDA is defined as earnings before interest, taxes, depreciation and amortization and loss on extinguishment of debt. EBITDA provides useful information regarding the Company’s operating performance and financial condition, subject to the limitations described below. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income (loss) or cash flow data prepared in accordance with generally accepted accounting principles in the United States of America or as a measure of the Company’s profitability or liquidity. Additionally, investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies. EBITDA margin is defined as EBITDA as a percentage of consolidated revenue.
The Company believes that EBITDA is used by some investors, analysts and other parties to measure the Company’s performance over time. Management believes that providing this additional information is useful to understanding the Company’s ability to meet capital expenditures and working capital requirements and to better assess and understand operating performance. The measure allows investors, analysts and other parties to better evaluate the Company’s financial performance and prospects in the same manner as management.